As Filed With the Securities and Exchange Commission on November 14, 2006 Registration No. 333-____________

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	52-1868008
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7133 Rutherford Road, Suite 200
Baltimore, MD	21244
(Address of Principal Executive Offices)	(Zip Code)

GSE SYSTEMS, INC. 1995 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

John V. Moran
Chief Executive Officer
GSE Systems, Inc.
7133 Rutherford Road, Suite 200
Baltimore, MD 21244
Tel: (410) 277-3740
Fax: (410) 277-5287
(Name and address of agent for service)

(410) 277-3740
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

James R. Hagerty, Esq.
888 17th Street, N.W., Suite 1000
Washington, DC 20006
Tel: (202) 223-5600
Fax: (202) 223-6625

CALCULATION OF REGISTRATION FEE

Title	Amount	Proposed Maximum	Proposed Maximum	Amount Of
Of Securities To Be	To Be	Offering Price	Aggregate	Registration
Registered	Registered(1)	Per Share	Offering Price	Fee
Common Stock, $.01 par value	1,875,000 shares	$3.18 (2)	$5,962,500	$637.99

(1)
Includes 1,875,000 additional shares issuable pursuant to the registrant’s 1995 Long-Term Incentive Plan, as amended (the “1995 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such additional shares of the registrant’s Common Stock as may become issuable in respect of the shares registered hereunder as a result of any stock split, stock dividend, recapitalization or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of $3.18 per share, the average of the high and low prices for the Common Stock on November 7, 2006 as reported by The American Stock Exchange.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

GSE Systems, Inc. (the “Company”) first filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) relating to the 1995 Long-Term Incentive Plan (the “1995 Plan”) on July 25, 1996 (File No. 333-08805). In that filing, the Company registered 625,000 shares under the 1995 Plan. Subsequently, the shareholders of the Company approved amendments to the 1995 Plan, which increased the number of shares the Company is authorized to issue under the 1995 Plan, at the 1999, 2000, and 2001 annual meeting of shareholders.

The Company is filing this Registration Statement to register the additional 1,875,000 shares of $0.01 par value Common Stock authorized for issuance under the terms and conditions of the 1995 Plan, as amended and approved at the 1999, 2000, and 2001 annual meeting of shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*
____________
* Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement registers additional shares of the Company’s Common Stock to be issued pursuant to the 1995 Plan. Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-08805) filed with the Commission on July 25, 1996 are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. In addition, the following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 31, 2006, as amended by Form 10-K/A filed with the Commission on May 1, 2006.

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the Commission on November 14, 2006.

(c)
Our Current Reports on Form 8-K filed with the Commission on January 6, 2006; January 30, 2006; March 6, 2006; March 8, 2006; March 13, 2006; May 2, 2006; August 14, 2006; August 16, 2006; September 15, 2006 and November 13, 2006.

(d)
The description of the Company’s Common Stock contained in the Company’s Registration Statement filed with the Commission on January 26, 1999 on Form 8-A pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.

A Delaware corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) that he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, the Company’s Certificate of Incorporation (the “Certificate”) provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company.

In addition, the Certificate provides that a director of the Company shall, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the DGCL (or any successor provision or provisions), have no personally liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

As permitted by the DGCL, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

In appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. These provisions in the Company’s certificate of incorporation do not eliminate a director’s fiduciary duty, nor do they affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

4	GSE Systems, Inc. 1995 Long-Term Incentive Plan, as amended (incorporated by reference as an exhibit to the Company’s Form DEF 14A, filed with the Commission on May 31, 2005).
5	Opinion of Kalbian Hagerty LLP (filed herewith).
23.1	Consent of Kalbian Hagerty LLP (contained in Exhibit 5.1).
23.2	Consent of KPMG LLP (filed herewith).
24	Power of Attorney (included as part of the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 14, 2006.

GSE SYSTEMS, INC.

By:____/s/ John V. Moran______________
John V. Moran
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John V. Moran and Jeffery G. Hough, and each of them, with full power of substitution and reconstitution and each with full power to act for him and without the other, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: October 23, 2006	/s/ John V. Moran
John V. Moran
Chief Executive Officer and Director
(Principal Executive Officer)

Date: October 23, 2006	/s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: October 23, 2006	/s/ Jerome I. Feldman
Jerome I. Feldman
Chairman of the Board

Date: October 23, 2006	/s/ Michael D. Feldman
Michael D. Feldman
Executive Vice President and Director

Date: October 23, 2006	/s/ Dr. Sheldon L. Glashow
Dr. Sheldon L. Glashow
Director

Date: October 23, 2006	/s/ Scott N. Greenberg
Scott N. Greenberg
Director

Date: October 23, 2006	/s/ Dr. Roger Hagengruber
Dr. Roger Hagengruber
Director

Date: October 23, 2006	/s/ O. Lee Tawes, III
O. Lee Tawes, III
Director

Date: October 23, 2006	/s/ Joseph W. Lewis
Joseph W. Lewis
Director

Date: October 23, 2006	/s/ George J. Pedersen
George J. Pedersen
Director